UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 23, 2007

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements of Certain Officers

On October 23, 2007, the Compensation Committee of the Board of Directors of SCM Microsystems, Inc. ("SCM") approved the payment of one-time cash bonuses for Stephan Rohaly, SCM’s Chief Financial Officer, and Dr. Manfred Mueller, SCM’s Vice President Sales, EMEA, in recognition of their contributions to fill certain responsibilities that had previously been performed by SCM’s former Chief Executive Officer, prior to his departure from the company at the end of June 2007. Stephan Rohaly will receive a cash bonus in the amount of $50,000 for his service as interim Chief Executive Officer from July 1, 2007 through October 22, 2007, on which date SCM’s new Chief Executive Officer, Felix Marx, joined the company. Manfred Mueller will receive a cash bonus in the amount of $30,000 for his service during the same period in managing key customer accounts that previously had been personally managed by SCM’s former Chief Executive Officer. The bonuses are expected to be paid to Mr. Rohaly and Mueller in November 2007.

Appointment of Directors

On October 24, 2007, the Board of Directors of SCM approved the appointment of Felix Marx, SCM's recently appointed Chief Executive Officer, to fill a vacancy on the company's Board of Directors. Mr. Marx was appointed as a Class III director and will serve the remaining portion of a three-year term that expires on the date of SCM’s annual meeting of stockholders in 2010, or until his earlier resignation or removal. Mr. Marx is not expected to serve on any of the committees of the company's Board of Directors. In addition, as Mr. Marx is an officer of SCM, he will receive no additional compensation for his service on the Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

October 29, 2007	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary